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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Corvis Corporation:

      We consent to incorporation by reference in the registration statement (No. 333-47104) on Form S-8 of Corvis Corporation of our reports dated January 23, 2001, except as to note 13(b) which is as of March 5, 2001, relating to the consolidated balance sheets of Corvis Corporation as of January 1, 2000 and December 30, 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1998, January 1, 2000 and December 30, 2000, and the related schedule, which reports appear in the December 30, 2000, annual report on Form 10-K of Corvis Corporation.


                                        /s/ KPMG LLP


McLean, Virginia
March 28, 2001